EXHIBIT 99.2

CYBERONICS REPORTS RECORD SALES AND OPERATING PROFIT
IN FISCAL 2010 SECOND QUARTER
Increases Sales and Operating Income Guidance

HOUSTON, Texas, November 18, 2009 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended October 23, 2009.

Quarterly highlights

Results for the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009 include:

•	Net sales of $40.7 million, a 13% increase from $36.0 million;
•	Income from operations of $9.1 million, an increase of 101% over the prior year;
•	U.S. and international epilepsy unit sales increased by 6% and 13%, respectively;
•	Net income of $50.1 million;
•	Adjusted non-GAAP net income of $9.1 million compared with an adjusted non-GAAP net income of $3.9 million in the prior year;
•	Adjusted non-GAAP diluted earnings per share of $0.32, an increase of 129% over the prior year;
•	Announcement of several development collaborations.

As discussed below under “Use of Non-GAAP Financial Measures,” the company presents non-GAAP financial measures, adjusted non-GAAP net income and adjusted non-GAAP diluted earnings per share, in this release.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Net sales

Worldwide sales for the second quarter of fiscal 2010 were $40.7 million compared to $36.0 million in the comparable period of fiscal 2009, representing an increase of 13%.

U.S. net product sales attributable to the epilepsy indication increased to an estimated $33.2 million, compared with $28.6 million in the comparable period of fiscal 2009, an increase of $4.6 million, or 16%.

International net sales of $6.8 million increased by $0.3 million from the comparable period of fiscal 2009. International epilepsy unit sales increased by 13% in the second quarter of fiscal 2010.  The net sales increase was impacted by a higher percentage of sales being made through distributors.

Sales for the six months ended October 23, 2009 were $79.2 million, an increase of $9.5 million, or 14%, when compared to the same period in fiscal 2009.

Gross profit

The gross profit for the second quarter of fiscal 2010 represented 87.4% of net sales compared to 85.6% in the second quarter of fiscal 2009.  This increase is primarily a result of higher production volumes and improved manufacturing efficiencies, as well as a higher average selling price due to product mix changes.

Operating expenses

Operating expenses increased by $0.2 million to $26.5 million for the second quarter of fiscal 2010 from the $26.3 million recorded in the comparable period of fiscal 2009 and were materially unchanged from the first quarter of the current fiscal year.  Expenses for the quarter ended October 23, 2009 included $2.2 million for stock-based compensation, a decrease of $0.5 million from the comparable period of fiscal 2009.

For the six-month period ended October 23, 2009, operating expenses totaled $53.2 million, an increase of $0.7 million, or 1%, over the same period of fiscal 2009.

Income from operations

The company reported income from operations of $9.1 million during the second quarter of fiscal 2010, compared with income from operations of $4.5 million in the comparable period of fiscal 2009, an increase of over 100%.  This quarterly operating profit is the highest ever recorded by the company.

For the six-month period ended October 23, 2009, income from operations totaled $15.6 million, compared to $7.3 million in the same period of fiscal 2009, an increase of 114%.

Debt repurchase / other income

During the recently completed quarter, the company repurchased $7.5 million of its outstanding convertible debt for a total consideration of $6.7 million and recorded a net gain of approximately $0.7 million, including the impact of tax and the accelerated amortization of deferred issuance costs.  Convertible debt outstanding as of October 23, 2009 totaled $39.2 million.  Subsequent to quarter end, the company repurchased a further $8.3 million of its outstanding convertible debt, for total consideration of $7.6 million, and expects to record a net gain of approximately $0.5 million in its fiscal third quarter.

Income taxes

The company recorded a non-cash tax benefit in the second quarter of fiscal 2010 of $40.5 million resulting from the reversal of its tax valuation allowance related to net operating losses.  This benefit represents approximately 40% of the valuation allowance previously recorded against the company’s deferred tax asset.

Net income

The company reported net income of $50.1 million, or $1.73 per diluted share, for the second quarter of fiscal 2010, compared with a net income of $8.4 million, or $0.14 cents per diluted share, for the second quarter of fiscal 2009.

For the second quarter of fiscal 2010, the company reported adjusted non-GAAP net income and adjusted non-GAAP diluted earnings per share of $9.1 million and $0.32 cents per share, respectively, compared with $3.9 million and $0.14 cents per share for the second quarter of fiscal 2009.

The number of diluted shares for the quarter and the year to date includes approximately 940,000 shares resulting from the dilutive effect of the remaining convertible notes on an as if converted basis.  Although the gain on early extinguishment of the convertible debt is included in the calculation of net income, as per the applicable accounting rules, it is excluded from the calculation of net income per diluted share.

Balance sheet and cash flow

The company generated positive operating cash flow of $16.9 million during the six-month period ended October 23, 2009.  Available cash and cash equivalent balances were $60.5 million at quarter end, compared with debt outstanding of $39.2 million.

Results and objectives

“Our performance in fiscal 2010 continues to be robust,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “The company achieved record net sales, record income from operations, and significant cash flow from operations.  Our core U.S. epilepsy business continues to reflect solid growth, and our international operations produced a third consecutive quarter of double-digit unit growth, increasing by 13% over the second quarter of the prior year.

“Our stockholders’ equity has now reached $87 million.  This number was negative as recently as the first quarter of fiscal 2009.  We expect to continue producing strong cash flow and with our debt at reasonable levels, the company’s balance sheet affords considerable flexibility.

“We estimate that unit sales of replacement generators increased in the second quarter of fiscal 2010 relative to the first quarter of fiscal 2010 and the second quarter of fiscal 2009.  We believe that this number is likely to increase over the next two years, and we plan to discuss the basis for this assertion at our previously announced investor day presentation scheduled for December 4, 2009 in Boston.

“We believe that both the U.S. and international epilepsy markets represent significant opportunities for the company to realize consistent growth in both sales and earnings in the coming years,” Mr. Moore continued.  “Specifically, the Cyberonics team is dedicated to development efforts to improve the efficacy of VNS Therapy™ for epilepsy, with particular attention to research efforts around seizure detection and improved stimulation parameters.  Again, these efforts will be discussed in greater detail at the investor day presentation.

“With respect to international markets, the Japanese authorities completed a quality audit at our Houston office in the first week of September and a clinical audit in Japan in November.”

Mr. Moore concluded, “We are maintaining our longer term goals for our epilepsy business, which include consistent annual unit growth in the range of 10% to 20% and the achievement of an operating margin of 25% by fiscal 2011.”

Fiscal 2010 guidance

Based on our first half performance, Cyberonics is increasing its previously provided guidance range for income from operations from $24 million to $27 million to $28 million to $30 million, and increasing its guidance range for net sales from $157 million to $161 million to $159 million to $162 million.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Use of Non-GAAP Financial Measures

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (GAAP).  These measurements are not substitutes for GAAP measurements, although company management uses these measurements as an aid in monitoring the company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies.  Non-GAAP net income and non-GAAP diluted earnings per share measure the income of the company excluding the gain on early extinguishment of the company’s convertible debt, which is considered by management to be outside of the normal on-going operations of the company.  Non-GAAP net income also measures the income of the company excluding the income tax benefit resulting from the partial reversal of its tax valuation allowance related to net operating losses.  Management uses and presents non-GAAP net income and non-GAAP diluted earnings per share because management believes that in order to properly understand the company’s short and long-term financial trends, the impact of these unusual items should be eliminated from on-going operating activities.  Management also uses non-GAAP net income and non-GAAP diluted earnings per share to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Fiscal Year 2010 Second Quarter Results Conference Call Instructions

A conference call to discuss fiscal year 2010 second quarter results will be held at 9:00 AM EST on Thursday, November 19, 2009.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 40115998.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EST on Thursday, November 19, 2009.  A replay of the conference call will be available approximately two hours after the completion of the live call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.).  The replay conference ID access code is 40115998.  The replay will be available for one week on the above number and subsequently on the Company’s website for a period of six months.

About VNS Therapy™ and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of epilepsy and depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning the company’s balance sheet affording considerable flexibility, increasing unit sales of replacement generators over the next two years, consistent growth in both sales and earnings in the coming years in the U.S. and international epilepsy markets, developing technology to improve the efficacy of VNS Therapy™ for epilepsy, including devices incorporating seizure detection and improved stimulation parameters, obtaining regulatory approval in Japan, achieving consistent annual unit growth in the range of 10% to 20% and an operating margin of 25% by fiscal 2011, and fiscal 2010 guidance for net sales and income from operations.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 24, 2009,and Quarterly Report on Form 10-Q for the fiscal quarter ended July 23, 2009.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

#           #           #

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	October 23, 2009	October 24, 2008	October 23, 2009	October 24, 2009

Net sales	$40,718,172	$36,031,971	$79,219,409	$69,763,829
Cost of sales	5,117,712	5,177,800	10,457,857	9,994,562
Gross Profit	35,600,460	30,854,171	68,761,552	59,769,267
Operating Expenses:
Selling, general and administrative	21,372,020	21,531,424	42,990,911	43,056,191
Research and development	5,145,194	4,806,220	10,175,283	9,414,395
Total Operating Expenses	26,517,214	26,337,644	53,166,194	52,470,586
Income from Operations	9,083,246	4,516,527	15,595,358	7,298,681

Interest income	23,504	433,646	65,767	941,933
Interest expense	(430,848)	(929,018)	(933,533)	(2,090,668)
Gain on early extinguishment of debt	672,137	4,612,845	2,196,466	4,612,845
Other income, net	332,905	(162,494)	825,795	(145,260)

Income before income tax	9,680,944	8,471,506	17,749,853	10,617,531
Income tax (benefit) expense	(40,463,173)	121,304	(40,259,723)	214,528

Net income	$50,144,117	$8,350,202	$58,009,576	$10,403,003

Basic income per share	$1.81	$0.31	$2.10	$0.39
Diluted income per share	$1.73	$0.14	$1.96	$0.23

Shares used in computing basic income per share	27,748,669	26,680,551	27,640,539	26,550,667
Shares used in computing diluted income per share	28,876,518	27,516,723	28,873,183	27,632,656

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	October 23, 2009	April 24, 2009
		(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$60,498,938	$66,225,479
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	24,838,576	22,250,653
Inventories	13,830,193	12,841,064
Deferred tax assets	6,068,009	9,804
Other current assets	1,857,438	2,206,902
Total Current Assets	108,093,154	104,533,902
Property and equipment, net and other assets	8,096,628	7,103,390
Deferred tax assets	34,967,682	406,336
Total Assets	$151,157,464	$112,043,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$17,577,088	$17,645,240
Long term liabilities:
Convertible notes	39,215,000	62,339,000
Deferred license revenue and other	6,898,404	7,647,544
Total Long Term Liabilities	46,113,404	69,986,544
Total Liabilities	63,690,492	87,631,784
Total Stockholders' Equity	87,466,972	24,411,844
Total Liabilities and Stockholders' Equity	$151,157,464	$112,043,628

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Twenty-Six Weeks Ended
	October 23, 2009	October 24, 2008

Cash Flow From Operating Activities:
Net Income	$58,009,576	$10,403,003
Non-Cash items included in Net Income
Gain on early extinguishment of debt	(2,196,466)	(4,612,845)
Stock-base compensation	4,455,545	5,221,077
Deferred income tax	(40,619,551)	2,626
Unrealized (gain) loss in foreign currency transactions	(719,792)	412,790
Other	519,463	819,027
Changes in Operating Assets and Liabilities
Accounts receivable, net	(1,782,473)	(1,117,839)
Inventories	(1,182,686)	405,696
Other	429,041	(896,865)
Net Cash Provided By Operating Activities	16,912,657	10,636,670
Cash Flow From Investing Activities:
Net Cash Used in Investing Activities	(2,537,564)	(659,361)
Cash Flow From Financing Activities:
Repurchase of convertible notes	(20,565,400)	(34,902,750)
Proceeds from exercise of options for common stock	597,692	4,256,353
Purchase of treasury stock	(37,551)	(532,293)
Net Cash Used in Financing Activities	(20,005,259)	(31,178,690)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(96,375)	(516,456)

Net Decrease in Cash and Cash Equivalents	(5,726,541)	(21,717,837)
Cash and Cash Equivalents at Beginning of Period	66,225,479	91,058,692
Cash and Cash Equivalents at End of Period	$60,498,938	$69,340,855

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	October 23, 2009	October 24, 2008	October 23, 2009	October 24, 2008

Net income	$50,144,117	$8,350,202	$58,009,576	$10,403,003

Deduct effect of gain on early extinguishment of debt	(636,467)	(4,440,387)	(2,035,462)	(4,081,999)

Deduct effect of reduction in valuation allowance	(40,450,068)	-	(40,450,068)	-

Non-GAAP adjusted net income	$9,057,582	$3,909,815	$15,524,046	$6,321,004

Diluted weighted average shares outstanding	28,876,518	27,516,723	28,873,183	27,632,656
Effect of reduction of valuation allowance on outstanding Convertible Notes	(944,940)	-	(944,940)	-
Non-GAAP adjusted diluted weighted average shares outstanding	27,931,578	27,516,723	27,928,243	27,632,656

Diluted income per share	$1.73	$0.14	$1.96	$0.23
Non-GAAP adjusted diluted income per share	$0.32	$0.14	$0.56	$0.23